Exhibit 99.1

Selected Financial Data

The selected financial data presented below as of and for each of the years in the five-year period ended December 31, 2009, is derived from the audited consolidated financial statements of Host Hotels & Resorts, LP. The consolidated financial statements as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009 are included elsewhere herein. The following table presents certain selected historical financial data which has been updated to reflect the impact of the disposition of one property and the retrospective application of two accounting standards and should be read in conjunction with the consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” appearing elsewhere herein:

	Calendar year
	2009	2008	2007	2006	2005
	(in millions, except per unit amounts)
Income Statement Data:
Revenues	$4,144	$5,119	$5,227	$4,638	$3,566
Income (loss) from continuing operations	(197)	383	533	305	110
Income (loss) from discontinued operations(1)	(61)	31	201	462	59
Net income (loss)	(258)	414	734	767	169
Net income (loss) attributable to Host Hotels & Resorts, L.P.	(257)	411	728	758	163
Net income (loss) available to common unitholders	(266)	402	719	738	132
Basic earnings (loss) per common unit:
Income (loss) from continuing operations	(.34)	.68	.96	.55	.19
Income (loss) from discontinued operations	(.10)	.06	.37	.92	.16
Net income (loss)	(.44)	.74	1.33	1.47	.35
Diluted earnings (loss) per common unit:
Income (loss) from continuing operations	(.35)	.66	.95	.55	.19
Income (loss) from discontinued operations	(.10)	.06	.37	.92	.16
Net income (loss)	(.45)	.72	1.32	1.47	.35
Distributions declared per common unit	.025 (2)	.65	1.00	.76	.41
Balance Sheet Data:
Total assets	$12,553	$11,948	$11,809	$11,805	$8,224
Debt	5,837	5,876	5,515	5,833	5,312
Preferred units	97	97	97	97	241

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties disposed of and the gain or loss on those dispositions.
(2)	On September 14, 2009, Host REIT’s Board of Directors authorized a special dividend of $0.25 per share of common stock of Host REIT. The dividend was paid on December 18, 2009 to holders of record as of November 6, 2009. In reliance on the specific terms of guidance issued by the IRS and subject to certain elections by Host REIT’s stockholders and the effect of a 10% cash limitation, Host REIT paid approximately 90% of the special dividend with Host REIT common stock, or 13.4 million common shares, with the remaining 10% paid in cash of approximately $15.6 million. Pursuant to the Third Amended and Restated Agreement of Limited Partnership of Host LP, as amended (the “Partnership Agreement”), common OP unitholders received the cash distribution of 10% of the $0.25 per share dividend paid by Host REIT to its common stockholders, or $0.025 per OP unit, but did not receive an equivalent per unit distribution for the 90% of the dividend paid with Host REIT common stock. Instead, the conversion factor used to convert OP units into shares of Host REIT common stock was proportionately adjusted from 1.0 to 1.021494. This adjustment to the conversion factor was made to avoid any unintended dilution as a result of the portion of Host REIT’s dividend paid with shares of its common stock to its stockholders.

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